                                   EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  TELLABS, INC.
                             A DELAWARE CORPORATION,

                               CARDINAL MERGER CO.
                     A DELAWARE CORPORATION AND WHOLLY OWNED
                          SUBSIDIARY OF TELLABS, INC.,

                                       AND

                   COHERENT COMMUNICATIONS SYSTEMS CORPORATION
                             A DELAWARE CORPORATION

                          DATED AS OF FEBRUARY 16, 1998

                                TABLE OF CONTENTS

                                                                                                          PAGE
ARTICLE I        THE MERGER............................................................................     2

                 Section 1.1.     Merger...............................................................     2
                 Section 1.2.     Closing; Effective Time..............................................     2
                 Section 1.3.     Effects of the Merger................................................     2
                 Section 1.4.     Directors and Officers...............................................     3

ARTICLE II       CONVERSION OF SECURITIES..............................................................     3

                 Section 2.1.     Conversion of Capital Stock..........................................     3
                 Section 2.2.     Exchange of Certificates.............................................     4
                 Section 2.3.     No Dissenters Rights.................................................     6

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................     7

                 Section 3.1.     Organization.........................................................     7
                 Section 3.2.     Company Subsidiaries and Joint Ventures..............................     7
                 Section 3.3.     Company Capital Structure............................................     8
                 Section 3.4.     Authority; No Conflict; Required Filings and Consents................     9
                 Section 3.5.     SEC Filings; Financial Statements....................................    10
                 Section 3.6.     Absence of Undisclosed Liabilities...................................    11
                 Section 3.7.     Absence of Certain Changes or Events.................................    11
                 Section 3.8.     Taxes................................................................    11
                 Section 3.9.     Properties...........................................................    13
                 Section 3.10.    Intellectual Property................................................    13
                 Section 3.11.    Agreements, Contracts and Commitments................................    14
                 Section 3.12.    Litigation...........................................................    14
                 Section 3.13.    Environmental Matters................................................    15
                 Section 3.14.    Employee Benefit Plans...............................................    16
                 Section 3.15.    Compliance with Laws.................................................    17
                 Section 3.16.    Pooling..............................................................    17
                 Section 3.17.    Affiliates...........................................................    17
                 Section 3.18.    Interested Party Transactions........................................    18
                 Section 3.19.    Registration Statement; Proxy Statement/Prospectus...................    18
                 Section 3.20.    No Excess Parachute Payments.........................................    18
                 Section 3.21.    Opinion of Financial Advisor.........................................    19
                 Section 3.22.    Section 203 of the DGCL Not Applicable...............................    19
                 Section 3.23.    Voting Requirements..................................................    19


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
                 Section 3.24.    Brokers..............................................................    19
                 Section 3.25.    Additional Disclosure................................................    19

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB......................................    19

                 Section 4.1.     Organization.........................................................    19
                 Section 4.2.     Parent Subsidiaries..................................................    20
                 Section 4.3.     Parent Capital Structure.............................................    20
                 Section 4.4.     Authority; No Conflict; Required Filings and Consents................    20
                 Section 4.5.     SEC Filings; Financial Statements....................................    21
                 Section 4.6.     Absence of Undisclosed Liabilities...................................    22
                 Section 4.7.     Absence of Certain Changes or Events.................................    22
                 Section 4.8.     Taxes................................................................    23
                 Section 4.9.     Properties...........................................................    24
                 Section 4.10.    Intellectual Property................................................    24
                 Section 4.11.    Agreements, Contracts and Commitments................................    24
                 Section 4.12.    Litigation...........................................................    24
                 Section 4.13.    Environmental Matters................................................    25
                 Section 4.14.    Pooling..............................................................    25
                 Section 4.15.    Affiliates...........................................................    26
                 Section 4.16.    Compliance with Laws.................................................    26
                 Section 4.17.    Registration Statement; Proxy Statement/Prospectus...................    26
                 Section 4.18.    Interim Operations of Sub............................................    26
                 Section 4.19.    Voting Requirements..................................................    27
                 Section 4.20.    Brokers..............................................................    27

ARTICLE V        CONDUCT OF BUSINESS...................................................................    27

                 Section 5.1.     Covenants of the Company.............................................    27
                 Section 5.2.     Covenants of Parent..................................................    30
                 Section 5.3.     Employment Agreements................................................    31
                 Section 5.4.     Cooperation..........................................................    31
                 Section 5.5.     Material Adverse Effect..............................................    31

ARTICLE VI       ADDITIONAL AGREEMENTS.................................................................    32

                 Section 6.1.     No Solicitation......................................................    32
                 Section 6.2.     Proxy Statement/Prospectus; Registration Statement...................    34
                 Section 6.3.     Consents.............................................................    34
                 Section 6.4.     Current Nasdaq Quotation.............................................    34
                 Section 6.5.     Access to Information................................................    34
                 Section 6.6.     Stockholders Meeting.................................................    35


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
                 Section 6.7.     Legal Conditions to Merger...........................................    35
                 Section 6.8.     Public Disclosure....................................................    36
                 Section 6.9.     Tax-Free Reorganization..............................................    36
                 Section 6.10.    Pooling Accounting...................................................    37
                 Section 6.11.    Affiliate Letters....................................................    37
                 Section 6.12.    Nasdaq Quotation.....................................................    37
                 Section 6.13.    Stock Plans and Options..............................................    37
                 Section 6.14.    Indemnification......................................................    38
                 Section 6.15.    Additional Agreements; Reasonable Efforts............................    38
                 Section 6.16.    Termination of Certain Agreements....................................    39
                 Section 6.17.    Real Estate Transfer Taxes...........................................    39

ARTICLE VII      CONDITIONS TO MERGER..................................................................    39

                 Section 7.1.     Conditions to Each Party's Obligation to
                                  Effect the Merger....................................................    39
                 Section 7.2.     Additional Conditions to Obligations of Parent and Sub...............    40
                 Section 7.3.     Additional Conditions to Obligations of the Company..................    42

ARTICLE VIII     TERMINATION AND AMENDMENT.............................................................    44

                 Section 8.1.     Termination..........................................................    44
                 Section 8.2.     Effect of Termination................................................    46
                 Section 8.3.     Fees and Expenses....................................................    46
                 Section 8.4.     Amendment............................................................    47
                 Section 8.5.     Extension; Waiver....................................................    47

ARTICLE IX       MISCELLANEOUS.........................................................................    48

                 Section 9.1.     Nonsurvival of Representations, Warranties and
                                  Agreements...........................................................    48
                 Section 9.2.     Notices..............................................................    48
                 Section 9.3.     Interpretation.......................................................    49
                 Section 9.4.     Counterparts.........................................................    49
                 Section 9.5.     Entire Agreement; No Third Party Beneficiaries.......................    49
                 Section 9.6.     Governing Law........................................................    49
                 Section 9.7.     Assignment...........................................................    50

EXHIBIT A - Form of Company Affiliate Letter...........................................................    A-1

EXHIBIT B - Form of Parent Affiliate Letter............................................................    B-1

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                             TABLE OF DEFINED TERMS

                                                                         SECTION

Agreement ..................................................             Forepart
Acquisition Agreement ......................................                8.3(b)
Alternative Transaction ....................................                8.3(f)
Approval ...................................................                6.7
Closing ....................................................                1.2
Closing Date ...............................................                1.2
Code .......................................................             Recitals
Company ....................................................             Forepart
Company Affiliate Letter ...................................                6.11
Company Auditors ...........................................                3.16
Company Balance Sheet ......................................                3.5(b)
Company Certificate ........................................                2.2(b)
Company Certificates .......................................                2.2(b)
Company Common Stock .......................................             Recitals
Company Employee Plans .....................................                3.14(a)
Company Financial Statements ...............................                3.5(b)
Company Intellectual Property Rights .......................                3.10(a)
Company Letter .............................................                3.2(a)
Company Material Contracts .................................                3.11
Company Preferred Stock ....................................                3.3(a)
Company SEC Reports ........................................                3.5(a)
Company Stock Plans ........................................                2.1(d)
Company Stock Options ......................................                3.3(b)
Company Tax Certificate ....................................                6.9
Confidentiality Agreement ..................................                6.1(a)
Constituent Corporations ...................................                1.3(a)
DGCL .......................................................             Recitals
Effective Time .............................................                1.2
Environmental Permits ......................................                3.13(c)
ERISA ......................................................                3.14(a)
Exchange Act ...............................................                3.4(c)
Exchange Agent .............................................                2.2(a)
Exchange Fund ..............................................                2.2(a)
Exchange Ratio .............................................                2.1(c)
GAAP .......................................................                3.5(b)
Government Entity ..........................................                3.4(c)
Hazardous Material .........................................                3.13(a)
Hazardous Materials Activities .............................                3.13(b)
HSR Act ....................................................                3.4(c)

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
                                                                         SECTION
Joint Venture ............................................                  3.2(b)
Material Adverse Effect ..................................                  5.5
Merger ...................................................               Recitals
Parent ...................................................               Forepart
Parent Affiliate Letter ..................................                  6.11
Parent Auditors ..........................................                  4.14
Parent Balance Sheet .....................................                  4.5(b)
Parent Common Stock ......................................               Recitals
Parent Letter ............................................                  4.2
Parent Material Contracts ................................                  4.11
Parent Option Plans ......................................                  4.3(a)
Parent Preferred Stock ...................................                  4.3(a)
Parent SEC Reports .......................................                  4.5(a)
Parent Tax Certificate ...................................                  6.9
Proxy Statement ..........................................                  3.19
Registration Statement ...................................                  3.19
Returns ..................................................                  3.8(b)
Rule 145 .................................................                  6.11
Safeguard ................................................                  6.16
Services Agreement .......................................                  6.16
SEC ......................................................                  3.4(c)
Securities Act ...........................................                  3.4(c)
Senior Officers ..........................................                  5.3
Stockholders Meeting .....................................                  3.19
Sub. .....................................................               Forepart
Subsidiary ...............................................                  3.2(b)
Superior Proposal ........................................                  6.1(a)
Surviving Corporation ....................................                  1.3(a)
Takeover Proposal ........................................                  6.1(a)
Tax ......................................................                  3.8(a)
Taxes ....................................................                  3.8(a)
Termination Fee ..........................................                  8.3(b)
Third Party ..............................................                  8.3(f)
Transfer Taxes ...........................................                  6.17
1998 Bonus Plan ..........................................                  3.14(b)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 16, 1998, by and among Tellabs, Inc., a Delaware corporation ("Parent"), Cardinal Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Coherent Communications Systems Corporation, a Delaware corporation (the "Company").

                                    RECITALS

                  WHEREAS, Sub will merge with and into the Company (the "Merger"), pursuant to the General Corporation Law of the State of Delaware, as amended (the "DGCL") and upon the terms and subject to the conditions herein set forth, whereby each issued and outstanding share of Common Stock, $.01 par value per share, of the Company ("Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, $.01 par value per share, of Parent ("Parent Common Stock");

                  WHEREAS, as a result of the Merger, the Company will become a wholly owned subsidiary of Parent and the stockholders of the Company will become stockholders of Parent;

                  WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and its stockholders, has approved and adopted this Agreement and the transactions contemplated hereby and has recommended adoption of this Agreement by the stockholders of the Company;

                  WHEREAS, the Board of Directors of Parent has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is in the best interests of Parent and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

                  WHEREAS, the Board of Directors of Sub has approved and adopted this Agreement and Parent, as the sole stockholder of Sub, has adopted this Agreement;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, certain stockholders of the Company, including each of the directors of the Company, in order to induce Parent and Sub to enter into this Agreement, entered into stockholder agreements with Parent, agreeing, among other things, to vote in favor of this Agreement and the Merger and against any competing proposals.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  Section 1.1. Merger. Subject to the provisions of this Agreement and in accordance with the DGCL, Sub shall be merged with and into the Company. As a result of the Merger, the outstanding shares of capital stock of Sub and the Company shall be converted or canceled in the manner provided in
Article II of this Agreement, the separate corporate existence of Sub shall cease and the Company shall be the surviving corporation in the Merger and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

                  Section 1.2. Closing; Effective Time. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by Parent and the Company, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois, unless another date or place is agreed to in writing by Parent and the Company. At or concurrently with the Closing, the parties hereto shall cause the Merger to become effective by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing being the "Effective Time") and shall make all other filings or recordings required under the DGCL.

                  Section 1.3. Effects of the Merger. (a) At the Effective Time,
(i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company after the Effective Time is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article Fourth of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value per share" and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                  (b) The Merger shall have the effects set forth in the DGCL.

                  Section 1.4. Directors and Officers. The directors of Sub immediately prior to the Effective Time and the directors of the Company listed in Item 1.4 of the Company Letter (as defined below) shall be the directors of the Surviving Corporation until their resignation or removal or until their respective successors have been elected and qualified. The officers of the Company immediately prior to the Effective Time shall continue as officers of the Surviving Corporation until their resignation or removal or until their respective successors have been elected and qualified.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

                  Section 2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.01 par value per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of the Company Common Stock owned by the Company or by any Subsidiary (as defined in Section 3.2(b)) of the Company and each share of Company Common Stock owned by Parent, Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c) Exchange Ratio for Company Common Stock. Subject to
Section 2.2, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive seventy-two hundredths (.72) (the "Exchange Ratio") of a fully paid and nonassessable share of Parent Common Stock. All such shares of the Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

                  (d) Company Stock Options. At the Effective Time, all then outstanding options to purchase shares of Company Common Stock issued under the Company's 1982 Stock Option Plan and 1993 Equity Compensation Plan, as amended and restated (collectively, the

"Company Stock Plans"), not exercised as of the Effective Time will be assumed by Parent in accordance with Section 6.13.

                  Section 2.2. Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Parent Common Stock upon consummation of the Merger are as follows:

                  (a) Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, which shares of Parent Common Stock shall be deemed to be issued at the Effective Time subject to the other provisions of this Section 2.2.

                   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each a "Company Certificate" and, collectively, the "Company Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this
Article II, and the Company Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.2. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof, including any cash paid pursuant to Sections 2.2(c) and 2.2(e), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

                  (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of the Company Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged in connection with the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent

Common Stock multiplied by the average of the last reported sale prices of Parent Common Stock on The Nasdaq National Market on the ten (10) trading days immediately preceding the Effective Time. Parent shall make available to the Exchange Agent the cash necessary for this purpose.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not previously complied with this Section
2.2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and dividends or distributions with respect to Parent Common Stock.

                  (g) No Liability. Neither Parent nor the Company, nor any of their respective directors, officers, employees or agents, shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Adjustment of Exchange Ratio. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock between the date hereof and the Effective Time, appropriate adjustments, if any, shall be made by Parent to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

                  (i) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                  Section 2.3. No Dissenters Rights. The holders of shares of Company Common Stock shall not be entitled to appraisal rights with respect to the Merger.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Sub as follows:

                  Section 3.1. Organization. The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities requires it to be so qualified, except that, in the case of the clauses (i) and (ii), with respect to Subsidiaries that in the aggregate do not constitute a "significant subsidiary" within the meaning of Regulation S-X, Rule 1-02 (w), such representations are being made to the best knowledge of the Company, and except, in the case of clause (iii), where the failure to have such power or the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Company (as defined below).

                  Section 3.2. Company Subsidiaries and Joint Ventures. (a) Item
3.2 of the letter from the Company to Parent and Sub dated and delivered as of the date hereof (the "Company Letter"), which relates to this Agreement and is designated therein as being the Company Letter sets forth a list of all Subsidiaries and Joint Ventures (as defined below) of the Company, including the name of each Subsidiary and Joint Venture and the jurisdiction in which such Subsidiary or Joint Venture is organized. Except as set forth in Item 3.2 of the Company Letter, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock, and no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of the capital stock of any Subsidiary of the Company or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature. Item 3.2 of the Company Letter sets forth the nature and extent of the ownership and voting interests held by the Company in each such Joint Venture. The Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture. Except as set forth in Item 3.2 of the Company Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.

                  (b) As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, joint venture, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries. As used in this Agreement, "Joint Venture" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other entity in which (i) such party, directly or indirectly, owns or controls more than five percent (5%) and less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner.

                    Section 3.3. Company Capital Structure. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 3,000,000 shares of Preferred Stock, $.01 par value per share ("Company Preferred Stock"). As of February 12, 1998: (i) 15,519,944 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company; and (iv) 1,082,284 shares of the Company Common Stock were reserved for issuance under Company Stock Plans (including (A) 6,925 shares reserved for issuance under the 1982 Stock Option Plan, of which 6,925 were subject to outstanding options and none of which were reserved for future option grants and (B) 1,075,359 shares of Company Common Stock reserved for issuance under the 1993 Equity Compensation Plan, as amended and restated, 755,114 of which were subject to outstanding options and 320,245 of which were reserved for future option grants. Since February 12, 1998, (i) no additional shares of capital stock have been reserved for issuance by the Company and (ii) the only issuances of shares of capital stock of the Company have been issuances of Company Common Stock upon the exercise of outstanding Company Stock Options (as defined below) listed in Item
3.3 of the Company Letter. All of the shares of Company Common Stock subject to issuance as specified above, upon issuance pursuant to the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as provided in
Item 3.3 of the Company Letter, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

                  (b) Except as set forth in this Section 3.3, there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for the stock options issued pursuant to the Company Stock Plans (the "Company Stock Options") as set forth in this Section 3.3, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or any security or other instrument convertible into shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of the Company, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company. Item 3.3 of the Company Letter sets forth for each of the Senior Officers (as defined below) by name, and for each other holder of options (i) the number of shares of Company Common Stock subject to each Company Stock Option held by such holder, (ii) the dates of grant of Company Stock Options to such holder, (iii) the vesting schedule for the Company Stock Options held by such holder, (iv) the exercise prices for the Company Stock Options held by such holder and (v) the expiration dates of Company Stock Options held by such holder. Item 3.3 of the Company Letter contains all forms of stock option agreements pursuant to which Company Stock Options have been issued.

                  Section 3.4. Authority; No Conflict; Required Filings and Consents. (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of the Company, subject only to the adoption of this Agreement and the approval of the Merger by the Company's stockholders under the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                  (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, any of the terms, conditions or provisions of any loan, credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 3.4(c), conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or any of their properties or assets, except in the case of clause (ii) and (iii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate could not reasonably be expected to have a

Material Adverse Effect on the Company and do not impair the ability of the Company to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated hereby.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of pre-merger notification reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or early termination of the waiting period thereunder; (ii) the filing of the Registration Statement (as defined in Section 3.19) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), and the entry of an order by the SEC permitting such registration statement to become effective; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iv) the filing of the Proxy Statement (as defined in Section 3.19) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (v) such consents, approvals, orders, authorizations, filings, registrations, Returns (as defined in Section 3.8(b)) and declarations as may be required under applicable federal and state securities and Tax (as defined in Section 3.8(a)) laws and the laws of any foreign country; (vi) such other consents, orders, authorizations, filings, approvals, declarations and registrations which, individually or in the aggregate, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on the Company or impair the ability of the Company to perform its obligations under this Agreement.

                  Section 3.5. SEC Filings; Financial Statements. (a) The Company has filed and made available to Parent or its legal counsel all forms, reports and documents required to be filed by the Company with the SEC (collectively, the "Company SEC Reports") since January 1, 1995. The Company SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such the Company SEC Reports, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed from the date of this Agreement until the Closing (collectively, the "Company Financial Statements"), complied or will comply in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with

United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of the Company as of September 30, 1997 is referred to herein as the "Company Balance Sheet."

                  Section 3.6. Absence of Undisclosed Liabilities. Except as disclosed in Item 3.6 of the Company Letter or as otherwise disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement, the Company and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with United States generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company, other than liabilities reflected in the Company Balance Sheet and normal or recurring liabilities incurred since September 30, 1997 in the ordinary course of business consistent with past practices which would not individually or in the aggregate have a Material Adverse Effect on the Company.

                  Section 3.7. Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice (except as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement), and since such date there has not been: (a) any Material Adverse Effect on the Company or any facts or circumstances that could reasonably be expected to result in a Material Adverse Effect on the Company; (b) any damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any of its Subsidiaries having a Material Adverse Effect on the Company; (c) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (d) any revaluation by the Company or any of its Subsidiaries of any of its assets having a Material Adverse Effect on the Company, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or (e) except as disclosed in Item 3.7 of the Company Letter, any other action or event that would have required the consent of Parent pursuant to clauses (a), (c) or (g) of Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

                  Section 3.8. Taxes. (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities of any kind whatsoever, including, without limitation, any of the foregoing based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes (in all cases, together with all interest, penalties and additions imposed with respect to such amounts) and including any liability for taxes of a predecessor entity.

                  (b) Except as disclosed in Item 3.8 of the Company Letter, each of the Company and its Subsidiaries has prepared and timely filed (or will so file) all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") required to be filed at or before the Effective Time relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or to their operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

                  (c) Except as disclosed in Item 3.8 of the Company Letter, each of the Company and its Subsidiaries as of the Effective Time will have paid all Taxes it is required to pay prior to the Effective Time.

                  (d) Except as disclosed in Item 3.8 of the Company Letter, there is no material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully reflected as a liability on the Company Balance Sheet nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

                  (e) Except as disclosed in Item 3.8 of the Company Letter, neither the Company nor any of its Subsidiaries has any material liability for unpaid federal, state, local or foreign Taxes that has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise.

                  (f) Except as disclosed in Item 3.8 of the Company Letter, the Returns referred to in clause (b) above, to the extent relating to federal and state income or franchise Taxes, have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Returns were required to be filed has expired.

                  (g) Except as disclosed in Item 3.8 of the Company Letter, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes of the Company or any of its Subsidiaries.

                  (h) Except as disclosed in Item 3.8 of the Company Letter, there are no liens for Taxes upon the assets of the Company or any of its Subsidiaries except liens relating to current Taxes not yet due.

                  (i) Except as disclosed in Item 3.8 of the Company Letter, all Taxes which the Company or any of its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company.

                  (j) Except as disclosed in Item 3.8 of the Company Letter, none of the Company or any of its Subsidiaries has been a member of any group of corporations filing Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member.

                  (k) Except as disclosed in Item 3.8 of the Company Letter, no transaction contemplated by this Agreement is subject to withholding under
Section 1445 of the Code (relating to "FIRPTA").

                  (l) Neither the Company nor any of its Subsidiaries, nor any of its other affiliates (i) has taken any action, agreed to take any action, or failed to take any action, or (ii) has knowledge of any fact or circumstance that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates), in each case, the Company, such Subsidiary or such other affiliate has actual knowledge could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                  Section 3.9. Properties. The Company and its Subsidiaries own or have valid leasehold interests in all real property necessary for the conduct of their businesses in all material respects as presently conducted. All material leases to which the Company or any of its Subsidiaries is a party are in good standing, valid and effective in accordance with their respective terms, and neither the Company nor its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default could not reasonably be expected to have a Material Adverse Effect on the Company.

                  Section 3.10. Intellectual Property. (a) Except as disclosed in Item 3.10(a) of the Company Letter, the Company and its Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries (the "Company Intellectual Property Rights").

                  (b) Except as disclosed in Item 3.10(b) of the Company Letter, neither the Company nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Company Intellectual Property Rights or any material license, sublicense or other agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are incorporated in or form a part of any product of the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole.

                  (c) Except as disclosed in Item 3.10(c) of the Company Letter,
(i) all patents, registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries, and which are material to the business of the Company and its Subsidiaries, taken as a whole, are to the best knowledge of the Company valid and subsisting; (ii) the Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (iii) to the best knowledge of the Company the manufacturing, marketing, licensing or sale of the Company's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) Item 3.10(d) of the Company Letter contains a list of (i) all registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all United States and foreign patents and patent applications and (iii) all registered United States and foreign copyrights and pending applications to register the same, in each case owned by the Company and its Subsidiaries.

                  Section 3.11. Agreements, Contracts and Commitments. Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or threat (for which there is a reasonable basis) that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or to which any of its assets and properties is subject ("Company Material Contracts") in such a manner as would permit any other party to cancel, modify the terms of or terminate the same or would permit any other party to collect material damages from the Company or any of its Subsidiaries under any Company Material Contract. Each Company Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company or any of its Subsidiaries pursuant to such Company Material Contract. All Company Material Contracts are filed as exhibits to the Company SEC Reports or are listed in Item 3.11 of the Company Letter. Except as set forth in Item 3.11 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any such Subsidiary is entitled to conduct all or any material portion of the business of the Company and its Subsidiaries taken as whole.

                  Section 3.12. Litigation. There is no action, suit or proceeding, claim, arbitration or, to the knowledge of the Company, investigation against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, or as to which the Company or any of its Subsidiaries has received any written notice of assertion, which, if decided adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect on the Company or impair the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having or which, insofar as reasonably can be foreseen, in the future would have any such effect.

                  Section 3.13. Environmental Matters. (a) Except as set forth in Item 3.13 of the Company Letter, the Company has no reason to believe (i) that any underground storage tanks are present under any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased or (ii) that any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), is present, as a result of actions of the Company or any of its Subsidiaries or actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such underground storage tanks or Hazardous Material would be reasonably likely to have a Material Adverse Effect on the Company; provided that the handling or use of a Hazardous Material in compliance with applicable standards or permits shall not be included in this representation.

                  (b) At no time has the Company or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, which violation has had or is reasonably likely to have a Material Adverse Effect on the Company.

                  (c) The Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Hazardous Material Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted in all material respects.

                  (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened concerning any Environmental Permit or any Hazardous Materials Activity of the Company or any of its

Subsidiaries and the Company is not aware of any fact or circumstance which could (i) involve the Company or any of its Subsidiaries in any environmental litigation which, if decided adversely to the Company and its Subsidiaries, could have a Material Adverse Effect on the Company, or (ii) impose upon the Company or any of its Subsidiaries any environmental liability which would have a Material Adverse Effect on the Company.

                  Section 3.14. Employee Benefit Plans. (a) The Company has made available to Parent all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment, termination and consulting agreements, all bonus, stock option, stock appreciation right, restricted stock, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans and agreements, and all unexpired severance plans and agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) or other organization that together with the Company is treated as a single employer under Section 414 of the Code (collectively, the "Company Employee Plans"). Neither the Company nor any of its Subsidiaries, nor any trade or business (whether or not incorporated) or other organization that together with the Company is treated as a single employer under Section 414 of the Code maintains or has ever in the past maintained or contributed to any employee benefit plan subject to Title IV of ERISA (including a multiemployer plan as defined in Section 3(37) of ERISA). Item 3.14 of the Company Letter contains a list of all of the Company Employee Plans.

                  (b) With respect to each Company Employee Plan, the Company has made available to Parent, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service if such Company Employee Plan is subject to such filing requirement, (ii) such Company Employee Plan, (iii) any trust agreement or group annuity contract relating to such Company Employee Plan and (iv) the most recent determination letter issued with respect to any Company Employee Plan which is intended to be qualified under Section 401(a) of the Code.

                  (c) With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company there exists no condition or set of circumstances, in connection with which, individually or in the aggregate, the Company or any of its Subsidiaries could be subject to any material liability, including the loss of income Tax deductions under ERISA, the Code or any other applicable law.

                  (d) With respect to the Company Employee Plans, individually and in the aggregate, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with United States generally accepted accounting principles, on the Company Financial Statements.

                  (e) Except as disclosed in Item 3.14 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or upon such occurrence coupled with a subsequent event, (iii) agreement with any officer or key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee, or (iv) agreement or plan, including any Company Employee Plan, any of the benefits of which will be increased, or the vesting or exercisability of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Item 3.14 of the Company Letter, Section 162(m) of the Code does not limit the deductibility of any compensation payable to any officer of the Company, including compensation or benefits under any plan or agreement disclosed pursuant to the preceding sentence.

                  Section 3.15. Compliance with Laws. The Company and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violations with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their business, or ownership or operation of their business, except for failures to comply or violations which could not reasonably be expected to have a Material Adverse Effect on the Company or impair the ability of the Company to consummate the transactions contemplated by this Agreement. There are no situations with respect to the Company which involved or involve (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds,
(iii) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, or (iv) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

                  Section 3.16. Pooling. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of its affiliates, has taken or agreed to take any action that would prevent the Merger from being treated as a "pooling of interests" for financial accounting purposes in accordance with GAAP and applicable SEC regulations. The factual information to be provided by the Company to KPMG Peat Marwick LLP (the "Company Auditors"), in connection with their written opinion to be delivered pursuant to Section 7.1(f) will be correct in all material respects and will be provided to Parent.

                  Section 3.17. Affiliates. Except for the persons listed on
Item 3.17 of the Company Letter, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 1-02 of Regulation S-X of the SEC.

                   Section 3.18. Interested Party Transactions. Except as set forth in the Company SEC Reports or by virtue of the Merger, since the date of the Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by the Company pursuant to paragraphs (a),
(b) or (c) of Item 404 of Regulation S-K promulgated by the SEC. Other than the Services Agreement (as defined below) there are no agreements between the Company and any of its affiliates which are not required to be listed in Item
3.14 of the Company Letter. The loan agreement between the Company and Safeguard referenced in the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders has terminated and is of no force or effect and there are no amounts outstanding thereunder.

                  Section 3.19. Registration Statement; Proxy
Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement of Parent on Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of the Company in connection with the special meeting of the Company's stockholders to consider this Agreement and the Merger (the "Stockholders Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent.

                  Section 3.20. No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code).

                  Section 3.21. Opinion of Financial Advisor. The financial advisor to the Company, Robert W. Baird & Co., Inc., has delivered to the Company an opinion dated as of the date of this Agreement to the effect that the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock and a copy of such opinion has been made available to Parent.

                  Section 3.22. Section 203 of the DGCL Not Applicable. The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

                  Section 3.23. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving this Agreement is the only vote of holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                  Section 3.24. Brokers. No broker, investment banker, financial advisor or other person, other than Robert W. Baird & Co., Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true and complete copy of the Company's engagement letter with Robert W. Baird & Co., Inc. has been made available to Parent.

                  Section 3.25. Additional Disclosure. The information set forth in Item 3.25 of the Company Letter is complete and correct in all material respects as of the date hereof and the Company will use its reasonable best efforts to cause such information to continue to be so correct and complete as of the Closing Date.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub represent and warrant to the Company as follows:

                  Section 4.1. Organization. Parent and each of its material Subsidiaries (i) is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has all requisite corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction in which the nature of its activities requires it to be so qualified, except where the failure to have such power or the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on Parent.

                  Section 4.2. Parent Subsidiaries. Except as set forth in Item
4.2 of the letter from Parent to the Company dated and delivered as of the date hereof (the "Parent Letter"), which relates to this Agreement and is designated therein as being the Parent Letter, there are no outstanding subscriptions, options, calls, voting trusts, proxies or warrants with respect to any capital stock of any of the material Subsidiaries of Parent, including any right obligating any such material Subsidiary to issue, deliver, or sell additional shares of its capital stock, in each case other than with Parent or one of its Subsidiaries. Except as required by applicable law and except for director or qualifying shares, all of the outstanding shares of capital stock of each material Subsidiary listed on Item 4.2 of the Parent Letter are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Parent or another Subsidiary of Parent.

                  Section 4.3. Parent Capital Structure. (a) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value per share ("Parent Preferred Stock"). As of January 2, 1998: (i) 181,626,660 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Parent Preferred Stock are issued or outstanding; (iii) no shares of Parent Common Stock or Parent Preferred Stock were held in the treasury of Parent or by Subsidiaries of Parent; and (iv) 10,903,494 shares of Parent Common Stock were reserved for issuance pursuant to stock options granted and outstanding under Parent's stock option plans (the "Parent Option Plans"). Between January 2, 1998 and the date hereof, (i) no additional shares of capital stock have been reserved for issuance by Parent and
(ii) the only issuances of shares of capital stock of Parent Common Stock have been issuances of Parent Common Stock upon the exercise of outstanding stock options. All shares of Parent Common Stock subject to issuance as specified above, upon issuance pursuant to the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock.

                  (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the Parent Option Plans, there are no equity securities of any class of Parent, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding.

                  Section 4.4. Authority; No Conflict; Required Filings and Consents. (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligations of Parent, enforceable in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                  (b) The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Parent or Sub (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, any of the terms, conditions or provisions of any loan, credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in
Section 4.3(c), conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or any of their properties or assets, except in the case of clause (ii) and (iii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate could not reasonably be expected to have a Material Adverse Effect on Parent and do not impair the ability of Parent to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated hereby.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of pre-merger notification reports under the HSR Act and the expiration or early termination of the waiting period thereunder; (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the entry of an order by the SEC permitting the Registration Statement to become effective; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iv) the filing of the Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act; (v) such consents, approvals, orders, authorizations, filings, registrations, Returns, and declarations as may be required under applicable federal and state securities and Tax laws and the laws of any foreign country; and (vi) such other consents, approvals, orders, authorizations, filings, declarations and registrations which, in the aggregate, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Parent or impair the ability of Parent to perform its obligations under this Agreement.

                  Section 4.5. SEC Filings; Financial Statements. (a) Parent has filed and made available to the Company or its legal counsel all forms, reports and documents required to be filed by Parent with the SEC (collectively, the "Parent SEC Reports") since January 1, 1995. The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed from the date of this Agreement until the Closing, complied or will comply in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Parent as of September 30, 1997 is referred to herein as the "Parent Balance Sheet."

                  Section 4.6. Absence of Undisclosed Liabilities. Except as disclosed in Item 4.6 of the Parent Letter or as otherwise disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement, Parent and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with United States generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Parent, other than (i) liabilities reflected in the Parent Balance Sheet, and
(ii) normal or recurring liabilities incurred since September 30, 1997 in the ordinary course of business consistent with past practices which would not individually or in the aggregate have a Material Adverse Effect on Parent.

                  Section 4.7. Absence of Certain Changes or Events. Between the date of the Parent Balance Sheet and the date hereof, Parent and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice (except as disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement). Except with respect to the matters set forth in Item 4.6 of the Parent Letter, since the Parent Balance Sheet Date there has not been: (a) any Material Adverse Effect on Parent or any facts or circumstances that could reasonably be expected to result in a Material Adverse Effect on Parent; (b) any damage, destruction or loss (whether or not covered by insurance) with respect to Parent or any of its Subsidiaries having a Material Adverse Effect on Parent; (c) any material change by Parent or any of its Subsidiaries in its accounting methods, principles or practices; or (d) any revaluation by Parent or any of its Subsidiaries of any of its assets having a Material Adverse Effect on Parent, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

                  Section 4.8. Taxes. (a) Except as disclosed in Item 4.8 of the Parent Letter, each of Parent and its Subsidiaries has prepared and timely filed (or will so file) all United States federal, state and local Returns required to be filed at or before the Effective Time relating to any and all Taxes concerning or attributable to Parent or any of its Subsidiaries or to their operations, and such Returns are true and correct and have been completed in accordance with applicable law, except where any such failure to prepare or file timely or any such failure to be true and correct, or any such failure to be completed in accordance with applicable law would not individually, or in the aggregate, have a Material Adverse Effect on Parent.

                  (b) Except as disclosed in Item 4.8 of the Parent Letter, each of Parent and its Subsidiaries as of the Effective Time will have paid all Taxes it is required to pay prior to the Effective Time, except where any such failure to pay would not have a Material Adverse Effect on Parent.

                  (c) Except as disclosed in Item 4.8 of the Parent Letter, there is no material United States federal or state income Tax deficiency outstanding or assessed against Parent or any of its Subsidiaries that has not been paid in full or fully reflected as a liability on the Parent Balance Sheet nor has Parent or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material United States federal or state income Tax.

                  (d) Except as disclosed in Item 4.8 of the Parent Letter, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes of Parent or any of its Subsidiaries that, if decided adversely to Parent, would have a Material Adverse Effect on Parent.

                  (e) Except as disclosed in Item 4.8 of the Parent Letter, there are no liens for Taxes upon the assets of Parent or any of its Subsidiaries except liens relating to current Taxes not yet due and except where such liens would not have a Material Adverse Effect on Parent.

                  (f) Except as disclosed in Item 4.8 of the Parent Letter, all Taxes which Parent or any of its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of Parent, except where any such failure to withhold or collect or such failure to pay or accrue, reserve against and enter would not individually, or in the aggregate, have a Material Adverse Effect on Parent.

                  (g) Except as disclosed in Item 4.8 of the Parent Letter, neither Parent nor any of its Subsidiaries has any material liability for unpaid federal, state, local or foreign Taxes that has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, except where such liability would not have a Material Adverse Affect on Parent.

                  (h) Neither Parent nor any of its Subsidiaries, nor any of its other affiliates (i) has taken any action, agreed to take any action, or failed to take any action, or (ii) has knowledge of any fact or circumstance that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates), in each case, Parent, such Subsidiary or such other affiliate has actual knowledge could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                  Section 4.9. Properties. Parent and its Subsidiaries own or have valid leasehold interests in all real property necessary for the conduct of their businesses in all material respects as presently conducted. All material leases to which Parent or any of its Subsidiaries is a party are in good standing, valid and effective in accordance with their respective terms, and neither Parent nor its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default could not reasonably be expected to have a Material Adverse Effect on Parent.

                  Section 4.10. Intellectual Property. Except with respect to the matters set forth in Item 4.6 of the Parent Letter, Parent and its Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Parent and its Subsidiaries as currently conducted or planned to be conducted by Parent and its Subsidiaries except where the failure to have such ownership or possession could not reasonably be expected to have a Material Adverse Effect on Parent.

                  Section 4.11. Agreements, Contracts and Commitments. Neither Parent nor any of its Subsidiaries has breached, or received in writing any claim or threat (for which there is a reasonable basis) that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or to which any of its assets is subject ("Parent Material Contracts") in such a manner as would permit any other party to cancel, modify the terms of or terminate the same or would permit any other party to collect material damages from Parent or any of its Subsidiaries under any Parent Material Contract. Each Parent Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent or any of its Subsidiaries pursuant to such Parent Material Contract.

                  Section 4.12. Litigation. Except with respect to the matters set forth in Item 4.6 of the Parent Letter, there is no action, suit or proceeding, claim, arbitration or, to the knowledge of Parent, investigation against Parent or any of its Subsidiaries pending or, to the knowledge of

Parent, threatened, or as to which Parent or any of its Subsidiaries has received any written notice of assertion, which, if decided adversely to Parent or such Subsidiary, could reasonably be expected to have a Material Adverse Effect on Parent or impair the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having or which, insofar as reasonably can be foreseen, in the future would have any such effect.

                  Section 4.13. Environmental Matters. (a) Except as set forth in Item 4.13 of the Parent Letter, Parent has no reason to believe (i) that any underground storage tanks are present under any property that Parent or any of its Subsidiaries has at any time owned, operated, occupied or leased or (ii) that any Hazardous Material is present, as a result of actions of Parent or any of its Subsidiaries or actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Parent or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such underground storage tanks or Hazardous Material would be reasonably likely to have a Material Adverse Effect on Parent; provided that the handling and use of a Hazardous Material in compliance with applicable standards or permits shall not be included in this representation.

                  (b) At no time has Parent or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Parent or any of its Subsidiaries engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity, which violation has had or is reasonably likely to have a Material Adverse Effect on Parent.

                  (c) Parent and its Subsidiaries currently hold all Environmental Permits necessary for the conduct of the Hazardous Materials Activities and other businesses of Parent and its Subsidiaries as such activities and businesses are currently being conducted.

                  (d) Parent is not aware of any fact or circumstance which could (i) involve Parent or any of its Subsidiaries in any environmental litigation which, if decided adversely to Parent and its Subsidiaries, could have a Material Adverse Effect on Parent, or (ii) impose upon Parent or any of its Subsidiaries any environmental liability which would have a Material Adverse Effect on Parent.

                  Section 4.14. Pooling. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from being treated as a "pooling of interests" for financial accounting purposes in accordance with GAAP and applicable SEC regulations. The factual information to be provided by Parent to the Ernst & Young LLP, ("Parent Auditors") in connection with their written opinion to be delivered pursuant to Section 7.1(f) will be correct in all material respects.

                  Section 4.15. Affiliates. Except for the persons listed on
Item 4.15 of the Parent Letter, there are no persons who, to the knowledge of Parent, may be deemed to be affiliates of Parent under Rule 1-02 of Regulation S-X of the SEC.

                  Section 4.16. Compliance with Laws. Parent and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violations with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their business, or ownership or operation of their business, except for failures to comply or violations which could not reasonably be expected to have a Material Adverse Effect on Parent or impair the ability of Parent to consummate the transactions contemplated by this Agreement. There are no situations with respect to Parent which involved or involve (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, or (iv) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

                  Section 4.17. Registration Statement; Proxy
Statement/Prospectus. The information supplied by Parent for inclusion in the Registration Statement shall not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company.

                  Section 4.18. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

                  Section 4.19. Voting Requirements. No action by the stockholders of Parent is required to approve this Agreement and the transactions contemplated hereby.

                  Section 4.20. Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                                    ARTICLE V

                               CONDUCT OF BUSINESS

                  Section 5.1. Covenants of the Company. During the period from the date of this Agreement to the Effective Time, the Company agrees as to itself and its Subsidiaries (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with the foregoing, to use all reasonable best efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. The Company shall notify Parent promptly after becoming aware of any event or occurrence that would result in a material breach of any covenant or agreement of the Company set forth in this Agreement or cause any representation or warranty of the Company set forth in this Agreement to be untrue if made as of the date of, and giving effect to, such event or occurrence, which if uncured, could reasonably be expected to cause any condition set forth in Section 7.2(a) or 7.2(b) not to be satisfied. Except as expressly contemplated by this Agreement, the Company shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Parent:

                  (a) accelerate, amend or change the period of exercisability of options or restricted stock granted under any of the Company Stock Plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (b) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights other than licenses to customers in the ordinary course of business consistent with past practices on a non-exclusive basis;

                  (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property, other than dividends or distributions by a direct or indirect wholly owned subsidiary of the Company to its parent) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

                  (d) issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of the Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, except for issuances of Company Stock Options pursuant to the Company Stock Plans relating to not more than one hundred fifty thousand (150,000) shares of Company Common Stock in the aggregate, in connection with the hiring of new employees or the promotion of officers and employees (other than Senior Officers), in each case in the ordinary course of business, consistent with past practice;

                  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or the assets of, or by any other means, any business or any corporation, partnership, limited liability company or other business organization or division or any interest therein;

                  (f) sell, lease, license, mortgage, encumber or otherwise dispose of any of its properties or assets, except for sales, leases or licenses of products or services in the ordinary course of business in accordance with past practices;

                  (g) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for regularly scheduled increases in salary or wages (not in excess of ten percent (10%) in the aggregate for each person) of employees (other than Senior Officers) in accordance with past practices, (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, directors or Senior Officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any other employees, except in the ordinary course of business consistent with past practice, provided that the aggregate of such payments shall not be in excess of one hundred thousand dollars ($100,000), (iv) enter into any collective bargaining agreement, or (v) establish, adopt or enter into any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or amend any Company Employee Plan;

                  (h) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business pursuant to arm's length transactions on commercially reasonable terms;

                  (i) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any of its wholly owned Subsidiaries;

                  (j) amend or propose to amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

                  (k) incur or commit to incur capital expenditures in excess of five hundred thousand dollars ($500,000) individually, or four million dollars ($4,000,000) in the aggregate;

                  (l) make any material amendments to any OEM agreement or enter into or make any amendments to any agreements pursuant to which any third party is granted exclusive marketing, manufacturing or other rights with respect to any Company product, process or technology, other than granting to specific customers non-territorial exclusive rights to physical packaging and related interfaces developed by the Company for such customer's equipment;

                  (m) amend in any respect that, taken as a whole, is material and adverse to the Company or terminate any material contract, agreement or license to which it is a party;

                  (n) (y) waive or release any material right or claim (except in connection with amendments that comply with clause (m) immediately above), or
(z) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Company Financial Statements (or the notes thereto) filed prior to the date hereof, or incurred in the ordinary course of business consistent with past practice;

                  (o) settle or compromise Tax liabilities in excess of five hundred thousand dollars ($500,000) in the aggregate, or prepare or file any Return inconsistent with past practice or, on any such Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods;

                  (p) initiate any litigation or arbitration proceeding, other than litigation involving Parent relating to this Agreement and counterclaims or other proceedings responsive to litigation filed by a third party; or

                  (q) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (p), or any action (other than actions of the type contemplated by clauses (a) through (p) above which are permitted thereby) which (i) would make any of the Company's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect, or (ii) could prevent it from performing, or cause it not to perform, its obligations under this Agreement.

                  Section 5.2. Covenants of Parent. Parent shall notify the Company promptly after becoming aware of any event or occurrence that would result in a material breach of any covenant or agreement of Parent set forth in this Agreement or cause any representation or warranty of Parent set forth in this Agreement to be untrue if made as of the date of, and giving effect to, such event or occurrence, which if uncured, could reasonably be expected to cause any condition set forth in Section 7.2(a) or 7.2(b) not to be satisfied. Between the date hereof and April 16, 1998, except as expressly contemplated by this Agreement, Parent shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of the Company:

                  (a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property, other than dividends or distributions by a direct or indirect wholly owned subsidiary of Parent to its parent) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or spend more than $50,000,000 to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

                  (b) issue or authorize the issuance or delivery of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of the Parent Common Stock upon the exercise of Parent stock options outstanding on the date of this Agreement and (ii) issuances not involving more than five percent (5%) of the currently issued and outstanding Parent Common Stock;

                  (c) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or the assets of, or by any other means, any business or any corporation, partnership, limited liability company or other business organization or division or any interest therein to the extent all such acquisitions together involve purchase prices in excess of five hundred million dollars ($500,000,000) in the aggregate, it being agreed that nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from engaging in discussions or negotiations or from furnishing information in connection with any acquisitions or transactions;

                  (d) sell, lease, license, mortgage, encumber or otherwise dispose of any of its properties or assets, except for sales, leases or licenses of products or services (i) in the ordinary course of business or (ii) to the extent involving sale prices of less than five hundred million dollars ($500,000,000) in the aggregate;

                  (e) amend or propose to amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

                  (f) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Parent or any of its wholly owned Subsidiaries, to the extent involving in the case of all of the matters described in clauses (x) and (y) more than two hundred fifty million dollars ($250,000,000) in the aggregate; or

                  (g) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (f), or any action (other than actions of the type contemplated by clauses (a) through (f) above which are permitted thereby) which (i) would make any of Parent's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect, or (ii) could prevent it from performing, or cause it not to perform, its obligations under this Agreement. Nothing contained in this Agreement shall prohibit Parent from adopting a stockholders rights plan or issuing securities pursuant thereto.

                  Section 5.3. Employment Agreements. The Company may enter into employment agreements, effective as of the Effective Time, with the officers of the Company listed in Item 5.3(a) of the Parent Letter (the "Senior Officers"), which employment agreements shall be in the form attached as Item 5.3(b) of the Parent Letter and shall be subject to the terms specified in Item 5.3(c) of the Parent Letter.

                  Section 5.4. Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, (i) the Company shall confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations and (ii) each of Parent and the Company shall promptly provide the other party or its counsel with copies of all filings made by the Company with any Governmental Entity in connection with this Agreement, the Merger and the other transactions contemplated hereby.

                  Section 5.5. Material Adverse Effect For purposes of this Agreement, "Material Adverse Effect" means, when used in connection with the Company or Parent, any change or effect that is materially adverse to the business, properties, assets, condition (financial or otherwise), or results of operations of such party and its Subsidiaries taken as a whole but excluding (i) any change resulting from general economic conditions or general industry conditions or (ii) any change caused by the transactions contemplated by this Agreement and the public announcement thereof.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  Section 6.1. No Solicitation. (a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, it shall not, directly or indirectly, and shall cause its officers, directors, employees, representatives, agents, and affiliates, to not (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantial assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or (iii) enter into any agreement with respect to, agree to, approve or recommend any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors, directly or through representatives or agents on behalf of the Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Takeover Proposal by such person or entity, if and only to the extent that (1) such Takeover Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, the person or entity making such Superior Proposal has the financial means to conclude such transaction, (2) the failure to take such action would in the reasonable good faith judgment of the Board of Directors of the Company, on the basis of the advice of the outside corporate counsel of the Company, be contrary to the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law; (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality and Non Disclosure Agreement dated December 29, 1997 between Parent and the Company, except for the provision of Section 7 thereof (the "Confidentiality Agreement") and (4) the Company shall have fully complied with this Section 6.1; or (B) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal.

                  (b) The Company shall notify Parent no later than twenty-four
(24) hours after receipt by the Company (or its advisors) of any Takeover Proposal or any request for nonpublic information in connection with a Takeover Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, a Takeover Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the person or entity making the Takeover Proposal and the terms and conditions of such proposal, inquiry or contact. If the financial terms of such Takeover Proposal are modified, then the Company shall notify Parent of the terms and conditions of such modification within twenty-four (24) hours of the receipt of such modification. The Company shall also notify Parent simultaneously with the delivery of notice to the directors of the Company of, and in any event at least twenty-four (24) hours prior to (unless a longer period is required by Section 6.1(c)), each meeting of the Board of Directors at which the Company will consider taking definitive action with respect to withdrawing or modifying, in a manner adverse to Parent, its recommendation to the Company's stockholders in favor of approval of the Merger.

                  (c) Notwithstanding the foregoing, in the event that there exists a Superior Proposal before the Board of Directors of the Company and in the reasonable good faith judgment of the Company, on the basis of the advice of the outside corporate counsel of the Company, the failure to accept such Superior Proposal would be contrary to the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law, the Board of Directors of the Company may pursuant to Section 8.1(h) (subject to this and the following sentences) terminate this Agreement prior to the Stockholders Meeting (and concurrently with such termination, cause the Company to enter into an acquisition agreement with respect to such Superior Proposal), but only at a time that is (i) after the third day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; (ii) after the payment by the Company to Parent of the Termination Fee in full and in immediately available funds; and (iii) after the Company shall have, and shall have caused its financial and legal advisors to, negotiate in good faith with Parent to make such changes to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby.

                  (d) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (other than any entered into in the ordinary course of business not in connection with any possible Takeover Proposal) to which it or any of its Subsidiaries is a party (other than any between the Company and its Subsidiaries). During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

                  Section 6.2. Proxy Statement/Prospectus; Registration Statement. (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Parent and the Company shall use all reasonable best efforts to cause the Registration Statement to become effective as soon after such filing as reasonably practicable. The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company in favor of approval and adoption of this Agreement and the Merger; provided, however, that such Board of Directors shall not be required to make, and shall be entitled to withdraw or modify, such recommendation if (i) the Company has complied with Section 6.1 and (ii) in the reasonable good faith judgment of such Board of Directors, on the basis of the advice of outside corporate counsel of the Company, the making of, or the failure to withdraw or modify, such recommendation would be contrary to the fiduciary duties of such Board of Directors to the Company's stockholders under applicable law. The Board of Directors of the Company shall not rescind its declaration that this Agreement and the Merger are advisable unless, in any such case, each of the conditions set forth in clauses (i) and (ii) immediately above is satisfied.

                  (b) Each of Parent and the Company shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state securities laws and the rules and regulations thereunder, and shall use its reasonable best efforts to obtain all permits and other authorizations required under applicable state securities laws for the issuance of the shares of Parent Common Stock pursuant to the Merger.

                  Section 6.3. Consents. Each of Parent and the Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals under its respective material agreements, contracts, licenses or leases required for the consummation of the Merger and the other transactions contemplated by this Agreement.

                  Section 6.4. Current Nasdaq Quotation. Parent shall continue the quotation of Parent Common Stock, and the Company shall continue the quotation of the Company Common Stock, on The Nasdaq National Market during the term of this Agreement to the extent necessary so that appraisal rights will not be available to stockholders of the Company under Section 262 of the DGCL.

                  Section 6.5. Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, financial advisors, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, Returns, and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the

Company's obligation to provide information pursuant to this Section 6.5 shall be subject to Item 6.5 of the Company Letter. During the period prior to the Effective Time, Parent shall provide the financial advisor of the Company identified in Section 3.24 and the Chief Executive Officer of the Company reasonable access to senior executive officers of Parent, as appropriate, in connection with the transactions contemplated by this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Unless otherwise required by law, Parent and the Company will hold, and will use its reasonable best efforts to cause their respective officers, employees, affiliates and representatives to hold, any nonpublic information received from the other party to this Agreement, any of their respective Subsidiaries or any of their respective representatives (other than information already in the possession of such party at the time of receipt of such information from the other party) in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such person) and shall use its reasonable best efforts to ensure that such officers, employees, affiliates and representatives do not disclose such information to others without the prior written consent of the Company or Parent, as the case may be. In the event of termination of this Agreement for any reason, Parent and the Company shall promptly return or destroy all documents containing nonpublic information so obtained from the Company, Parent or any of their Subsidiaries and any copies of such documents.

                  Section 6.6. Stockholders Meeting. (a) The Company shall call and hold the Stockholders Meeting as promptly as practicable after the date hereof for the purpose of voting upon the adoption of this Agreement and the approval of the Merger. Subject to Section 6.1, the Company, through its Board of Directors, shall recommend that the Company's stockholders vote in favor of the adoption of this Agreement and the approval of the Merger (and shall not withdraw or modify such recommendation) and shall otherwise use its best efforts to solicit from its stockholders proxies in favor of such matters and to obtain the requisite approval of the Company's stockholders; provided, however, that such Board of Directors shall not be required to make, and shall be entitled to withdraw or modify, such recommendation if (i) the Company has complied with
Section 6.1 and (ii) in the reasonable good faith judgment of such Board of Directors, on the basis of advice of outside corporate counsel of the Company, the making of, or the failure to withdraw or modify, such recommendation would be contrary to the fiduciary duties of such Board of Directors to the Company's stockholders under applicable law.

                  Section 6.7. Legal Conditions to Merger. (a) Each of Parent and the Company shall take reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and, subject to applicable law, furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to take reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by the Company, Parent or any of their Subsidiaries for any of the conditions set forth in Article VII to be satisfied (any of the foregoing, an "Approval") or the taking of any action required in furtherance thereof or otherwise contemplated thereby or by this Agreement.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall have any obligation to oppose, challenge or appeal any suit, action or proceeding by any Governmental Entity before any court or governmental authority, agency or tribunal, domestic or foreign or any order or ruling by any such body, (i) seeking to restrain or prohibit or restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit or prohibiting or limiting the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or (iii) seeking to compel or compelling the Company, Parent or any of their respective Subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries. Further, notwithstanding anything to the contrary contained in this Agreement, Parent shall have no obligation to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or to agree to any of the foregoing. Neither the Company nor any of its Subsidiaries shall take any of the actions described in preceding sentences of this Section 6.7(b) without the prior written consent of Parent.

                  Section 6.8. Public Disclosure. Except as otherwise required by applicable law or the rules or regulations of any securities exchange or market on which the securities of such party are listed or traded, no party or any of its affiliates shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the transactions contemplated by this Agreement without the consent of each other party, and in any event, each party agrees that it shall give each other party reasonable opportunity to review and comment upon any such release or announcement prior to publication of the same.

                  Section 6.9. Tax-Free Reorganization. Parent and the Company shall each use its reasonable best efforts to cause the Merger to be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and to enable its respective counsel to render the opinions contemplated by Sections 7.2(e) and 7.3(d). Each party shall make (to the extent it can truthfully do so), and shall use all reasonable best efforts to cause those of its respective stockholders that counsel to the parties shall reasonably request to make, such representations and certifications as counsel to the parties shall reasonably request to enable them to render such opinions including, without limitation, the representations of Parent contained in a certificate of Parent (the "Parent Tax Certificate") substantially in the form of the Parent Tax Certificate attached as Item 6.9 of the Parent Letter and representations of the Company contained in a certificate of the Company (the

"Company Tax Certificate") substantially in the form of the Company Tax Certificate attached as Item 6.9 of the Company Letter.

                  Section 6.10. Pooling Accounting. Parent and the Company shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. The Company shall use its reasonable best efforts to cause its affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

                  Section 6.11. Affiliate Letters. Between the date of this Agreement and the Effective Time, the Company will use its reasonable best efforts to cause each of the persons listed on Item 3.17 of the Company Letter to execute and deliver to Parent an executed letter agreement, substantially in the form of Exhibit A hereto (the "Company Affiliate Letter"), and Parent will use its reasonable best efforts to cause each of the persons listed on Item 4.15 of the Parent Letter to execute and deliver to Parent an executed letter agreement, substantially in the form of Exhibit B hereto (the "Parent Affiliate Letter"). Between the date of this Agreement and the Effective Time, the Company shall, if requested, promptly provide Parent such information and documents as Parent shall reasonably request for purposes of determining the affiliates of the Company and upon the request of Parent use its reasonable best efforts to cause any person who may in the reasonable judgment of Parent be deemed an affiliate of the Company to execute and deliver to Parent the Company Affiliate Letter. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by affiliates of the Company pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Letter.

                  Section 6.12. Nasdaq Quotation. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on The Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

                  Section 6.13. Stock Plans and Options. (a) The Company shall provide to each holder of an outstanding Company Stock Option to purchase the Company Common Stock under the Company Stock Plans the notice (if any) required pursuant to such plans in connection with the Merger.

                  (b) From and after the Effective Time, each outstanding Company Stock Option (including both vested and unvested Company Stock Options) shall be assumed by Parent and shall pursuant to the terms of such options, be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive in the Merger pursuant to this Agreement had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Company Common Stock pursuant to such Company Stock Option divided by (ii) the Exchange Ratio. All other terms of such Company Stock Options shall remain in effect.

                  (c) The Company shall take all actions necessary so that following the Effective Time no holder of a Company Stock Option or any participant in any Company Benefit Plan shall have any right thereunder to acquire capital stock of the Company, Sub, or the Surviving Corporation. The Company shall take all actions necessary so that, as of the Effective Time, none of Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Company Stock Options, other options, warrants, rights or agreements which would entitle any person, other than Parent, Sub or its affiliates, to own any capital stock of the Company, Sub, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof, except as otherwise provided in Article I and
Section 6.13(b).

                  Section 6.14. Indemnification. All rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company provided in the Company's Certificate of Incorporation and Bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Time and to the extent the Surviving Corporation fails to perform its obligations with respect thereto, Parent shall perform such obligations. Parent and the Surviving Corporation will cause to be maintained for a period of not less than six (6) years from the Effective Time the Company's current directors and officers insurance and indemnification policy (a copy of which has been provided to Parent) to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement; provided, however, that in no event shall the Surviving Corporation be required to pay a premium in any one year in excess of one hundred fifty thousand dollars ($150,000), and provided, further, that if the annual premiums of such insurance coverage exceed such amount or if such existing directors' and officers' insurance and indemnification policy expires, is terminated or canceled during such six-year period, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding one hundred fifty thousand dollars ($150,000).

                  Section 6.15. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of the Company described in Section 6.6, including cooperating fully with the other party, providing information and making all necessary filings under the HSR Act.

                  Section 6.16. Termination of Certain Agreements. The Company shall cause the Administrative Services Agreement (the "Services Agreement"), dated as of May 7, 1997 between the Company and Safeguard Scientifics, Inc. ("Safeguard"), to be terminated effective as of the Effective Time (or such later time thereafter as may be requested by Parent, not to exceed one hundred eighty (180) days following the Effective Time) on terms that are reasonably satisfactory to Parent, which terms shall include that the Company shall have no continuing obligations under such agreement following such termination and that Safeguard shall not be entitled to receive any consideration in connection with such termination other than a termination fee equal to the Services Fee (as defined in Section 3 of the Services Agreement) payable with respect to the period commencing on the date of such termination and ending on December 31, 1998.

                  Section 6.17. Real Estate Transfer Taxes. Either the Company or the Surviving Corporation shall pay all state or local real property transfer, gains or similar Taxes, if any (collectively, the "Transfer Taxes"), attributable to the transfer of the beneficial ownership of the Company's and its Subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company and its Subsidiaries shall be determined by Parent and the Company in their reasonable discretion. The shareholders of the Company (who are intended third-party beneficiaries of this Section 6.17) shall be deemed to have agreed to be bound by the allocation established pursuant to this Section
6.17 in the preparation of any Return with respect to the Transfer Taxes.


                                   ARTICLE VII

                              CONDITIONS TO MERGER

                  Section 7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Stockholder Approvals. This Agreement and the Merger shall have been adopted and approved by the requisite vote of holders of the Company Common Stock pursuant to the DGCL and the Certificate of Incorporation of the Company.

                  (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act and any other material waiting periods under applicable foreign laws (if any) shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission or any foreign Governmental Entity challenging or seeking to enjoin the consummation of the Merger shall have been instituted and be pending.

                  (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby or (ii) prohibiting or limiting the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or compelling the Company, Parent or any of their respective Subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries; nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

                  (e) Nasdaq. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on The Nasdaq National Market.

                  (f) Pooling. The Company shall have received the written opinion, dated as of the Effective Time, of the Company Auditors that the Company Auditors concur with management's conclusion that the Company is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC. Parent shall have received the written opinion, dated as of the Effective Time, of the Parent Auditors that the Parent Auditors concur with management's conclusion that Parent is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC, and that the Merger will qualify for pooling of interests accounting. Each of such written opinions will be in form and substance reasonably satisfactory to the Company and Parent.

                  Section 7.2. Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction or waiver of each of the following conditions, any of which may be waived in writing exclusively by Parent and Sub:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

                  (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

                  (c) Certain Agreements. A Company Affiliate Letter shall have been executed and delivered to Parent by or on behalf of each director and executive officer of the Company, and each such Company Affiliate Letter shall be in full force and effect.

                  (d) Absence of the Material Adverse Effect on the Company. No Material Adverse Effect with respect to the Company shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Material Adverse Effect with respect to the Company; provided, that if the event resulting in such Material Adverse Effect was beyond the control of the Company, such event shall not be deemed to have occurred for purposes of this
Section 7.2(d) unless Parent pays the Company two million dollars ($2,000,000) in immediately available funds.

                  (e) Tax Opinion. Parent shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

                           (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                           (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

                           (iii) no gain or loss will be recognized by the stockholders of the Company upon the exchange of their Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                           (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor;

                           (v) the holding period for shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as a capital asset by the stockholder at the Effective Time; and

                           (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

                  In rendering such opinion, counsel may rely upon representations of Parent (including, without limitation, representations contained in the Parent Tax Certificate), representations of the Company (including, without limitation, representations contained in the Company Tax Certificate) and representations by others.

                  (f) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity before any court or governmental authority, agency or tribunal, domestic or foreign, (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Sub any damages in connection therewith, (ii) seeking to prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or (iii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company.

                  Section 7.3. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties. Each of the representations and warranties of Parent and Sub set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

                  (b) Performance of Obligations. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

                  (c) Absence of the Material Adverse Effect on Parent. No Material Adverse Effect with respect to Parent shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Material Adverse Effect with respect to Parent; provided, that, if the event resulting in such Material Adverse Effect was beyond the control of

Parent, such event shall not be deemed to have occurred for purposes of this
Section 7.3(c) unless the Company pays the Parent two million dollars ($2,000,000) in immediately available funds.

                  (d) Tax Opinion. The Company shall have received an opinion of Morgan, Lewis & Bockius LLP, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

                           (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                           (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

                           (iii) no gain or loss will be recognized by the stockholders of the Company upon the exchange of their Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                           (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor;

                           (v) the holding period for shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as a capital asset by the stockholder at the Effective Time; and

                           (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

                  In rendering such opinion, counsel may rely upon representations of Parent (including, without limitation, representations contained in the Parent Tax Certificate), representations of the Company (including, without limitation, representations contained in the Company Tax Certificate) and representations by others.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

                  Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

                  (a) by mutual written consent of Parent and the Company; or

                  (b) by either Parent or the Company if the Merger shall not have been consummated by August 15, 1998 (provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

                  (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired (provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party which has not complied with its obligations under Section 6.7); or

                  (d) by either Parent or the Company if, at the Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the Company stockholders in favor of this Agreement and approval of the Merger shall not have been obtained (provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if it has not complied with its obligations under Sections 6.1, 6.2 and 6.6, and no termination shall be effective by the Company if it has not complied with its obligations under Section 8.3, if applicable, of this Agreement); or

                  (e) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its recommendation of this Agreement or the Merger to the Company's stockholders in a manner adverse to Parent; (ii) an Alternative Transaction (as defined in Section 8.3(f)) involving the Company shall have taken place or the Board of Directors of the Company or any committee thereof shall have recommended such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of the Company or shall have publicly announced its intention to recommend such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of the Company or to engage in an Alternative Transaction or shall have failed to recommend against such Takeover Proposal; or (iii) a tender offer or exchange offer for any of the outstanding shares of the Company Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Parent or an affiliate thereof) and the Board of Directors of the Company or any committee thereof shall have (A) recommended that the stockholders of the Company tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender or exchange offer; or

                  (f) by Parent if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Sections 7.2(a) or 7.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by the Company of written notice of such breach from Parent; or

                  (g) by the Company if a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred which if uncured would cause any conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by Parent of written notice of such breach from the Company; or

                  (h) by the Company in accordance with Section 6.1(c); provided that in order for the termination of this Agreement pursuant to this paragraph
(h) to be deemed effective, and as a condition thereto, the Company shall have complied with all provisions contained in Section 6.1, including the notice provisions therein, and with all the applicable requirements of Section 8.3, including the payment of the Termination Fee.

                  Section 8.2. Effect of Termination. In the event of any termination of this Agreement pursuant to Section 8.1, there shall be no liability or obligation on the part of Parent, the Company, Sub, or any of their respective officers, directors, stockholders or affiliates, except as set forth in Section 8.3. The foregoing limitations shall not apply, and the remedies provided by Section 8.3 shall not be exclusive, to the extent that such termination results from the willful breach by a party of any of its material representations, warranties, covenants or agreements in this Agreement. The provisions of Section 8.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

                  Section 8.3. Fees and Expenses.

                  (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and the fee(s) required to be paid by Parent in connection with the filing(s) required under the HSR Act and applicable foreign laws (if any) in connection with the transactions contemplated by this Agreement; provided, further, that the amount of fees and expenses to be paid by the Company pursuant to the immediately preceding proviso shall not exceed two hundred thousand dollars ($200,000).

                  (b) If any Takeover Proposal is made between the date hereof and the termination of this Agreement, and this Agreement is terminated (i) by Parent pursuant to Section 8.1(f), or (ii) by Parent or the Company pursuant to
Section 8.1(d) as a result of the failure to receive the requisite vote for adoption of this Agreement and approval of the Merger by the stockholders of the Company at the Stockholders Meeting, then if an Alternative Transaction involving the Company shall take place or the Company shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Alternative Transaction (each, an "Acquisition Agreement") within twelve (12) months of such termination, then the Company shall pay to Parent a termination fee in the amount of twelve million dollars ($12,000,000) (the "Termination Fee") simultaneously with the earlier to occur of such Alternative Transaction or execution of such Acquisition Agreement.

                  (c) If this Agreement is terminated by Parent pursuant to
Section 8.1(e), then the Company shall pay to Parent the Termination Fee no later than one business day following such termination.

                  (d) If this Agreement is terminated by the Company pursuant to
Section 8.1(h), then the Company shall pay to Parent the Termination Fee prior to, and as a condition to, effectiveness of such termination.

                  (e) Any Termination Fee payable under this Section 8.3 shall be paid in immediately available funds.

                  (f) As used in this Agreement, an "Alternative Transaction" involving the Company means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Parent or Sub, or any affiliate thereof (a "Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) more than thirty-five percent (35%) of the equity securities or voting power of the Company or any of its Subsidiaries, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving the Company or any of its Subsidiaries pursuant to which any Third Party acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than thirty-five percent (35%) of the outstanding equity securities or voting power of the Company or any of its Subsidiaries or of the entity surviving such merger or business combination or resulting from such consolidation, (iii) any other transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of the Company or any of its Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than thirty-five percent (35%) of the fair market value of all the consolidated assets of the Company immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of the Board of Directors of the Company or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of the Company.

                  Section 8.4. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 8.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section 9.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Section 6.14 (Indemnification), this Article IX, the Company Affiliate Letters delivered pursuant to Sections 3.17 and 6.11, the Parent Tax Certificate, the Company Tax Certificate and any other agreement contemplated by this Agreement which, by its terms, does not terminate until a later date.

                  Section 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Sub, to:

                           Tellabs, Inc.
                           4951 Indiana Avenue
                           Lisle, Illinois 60532
                           Attention: General Counsel
                           Facsimile No.: (630) 512-7293

                           with a copy to:

                           Sidley & Austin
                           One First National Plaza
                           Chicago, Illinois 60603
                           Attention: Thomas A. Cole and
                                         Imad I. Qasim
                           Facsimile No.: (312) 853-7036

                    (b)    if to the Company, to:

                           Coherent Communications Systems Corporation
                           45085 University Drive
                           Ashburn, Virginia  20147
                           Attention: Daniel L. McGinnis
                                         Chief Executive Officer
                           Facsimile No.: (703) 729-3345
                           with a copy to:

                           Morgan Lewis & Bockius LLP
                           2000 One Logan Square
                           Philadelphia, PA 19103
                           Attention: N. Jeffrey Klauder
                           Facsimile No.: (215) 963-5299

                  Section 9.3. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  Section 9.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  Section 9.5. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (other than Section 7 thereof) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as provided in Section 6.14 and Section 6.17, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 9.6. Governing Law. This Agreement shall be governed and construed, and any controversy arising out of or otherwise relating to the Agreement shall be determined, in accordance with the internal laws of the State of Delaware without regard to conflicts of law rules thereof. Each party hereto consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States located in such state for the adjudication of any action, suit, proceeding, claim or dispute arising out of or otherwise relating to this Agreement.

                  Section 9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                 TELLABS, INC.


                                 By: /s/ Michael J. Birck
                                 Name: Michael J. Birck
                                 Title:   President and Chief Executive Officer


                                 CARDINAL MERGER CO.


                                 By: /s/ Michael J. Birck
                                 Name: Michael J. Birck
                                 Title:   President


                                 COHERENT COMMUNICATIONS SYSTEMS
                                   CORPORATION

                                 By:      /s/ Daniel L. McGinnis
                                 Name:    Daniel L. McGinnis

                                 Title:   Chief Executive Officer